UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2006

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	0-20242	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Item 1.01	Entry into a Material Definitive Agreement.

On January 19, 2006, Central Garden & Pet Company (the “Company”) entered into a definitive agreement (the “Acquisition Agreement”) to acquire all of the outstanding shares of capital stock of Farnam Companies, Inc., an Arizona corporation (“Farnam”). The Company’s press release regarding its acquisition of Farnam is attached as an exhibit to this Form 8-K.

Under the terms of the Acquisition Agreement, the Company is to pay a total of $287 million for the capital stock of Farnam, subject to certain adjustments. The Company has also agreed to pay $4.1 million to an affiliate of Farnam for a parcel of real estate to be used in the operation of the acquired business.

The consummation of the Company’s acquisition of Farnam is subject to the receipt of necessary approvals under U.S. antitrust laws and other customary closing conditions. The acquisition is expected to close in the Company’s second fiscal quarter ending March 25, 2006.

The foregoing description of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached as an exhibit to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Stock Purchase Agreement dated as of January 19, 2006, among Central Garden & Pet Company, the Duff Family Revocable Trust and the Bassham Trust Regarding All of the Outstanding Stock of Farnam Companies, Inc.*

99.1	Press Release dated January 19, 2006.

*	The schedules to this agreement, as set forth in the Table of Contents of the agreement, have not been filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ Stuart W. Booth
Stuart W. Booth Executive Vice President and Chief Financial Officer

Dated: January 19, 2006

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Exhibit No.	Description

2.1	Stock Purchase Agreement dated as of January 19, 2006, among Central Garden & Pet Company, the Duff Family Revocable Trust and the Bassham Trust Regarding All of the Outstanding Stock of Farnam Companies, Inc.*

99.1	Press Release dated January 19, 2006.

*	The schedules to this agreement, as set forth in the Table of Contents of the agreement, have not been filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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